Exhibit 99.1

Newtek Business Services Reports Full Year 2008 Financial Results

New York, N.Y. – March 18, 2009 - Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), a provider of business services and financial products to the small- and medium-sized business market, reports today its financial results for the full year ended December 31, 2008.

Full Year 2008 Overview

•	Total revenue for the Electronic payment processing segment in 2008 increased by 15% over 2007.

•	Total revenue for the Web hosting segment in 2008 increased by 11% over 2007.

•	Total revenue for the Small business finance segment in 2008 decreased 38% over 2007 due to disorder in the credit markets.

•	Full year 2008 revenue increased by 6.5%, to $98.9 million from $92.8 million in 2007.

•	Full year 2008 pre-tax loss totaled ($12.5) million; a decrease of 27% from a loss of ($17.1) million in 2007.

•	The Company continued cost-cutting measures in the fourth quarter of 2008, which are expected to result in a minimum of $4.0 million of cash savings in 2009.

•	Cash and cash equivalents, and restricted cash totaled $25.2 million, or $0.71 per share, as of December 31, 2008.

Barry Sloane, Chairman and Chief Executive Officer of Newtek Business Services, Inc. said, “We are pleased with the Company’s progress in building its infrastructure and enterprise value. We are happy to announce we have reduced our pre-tax net loss by 27% in 2008 as compared to 2007 and anticipate further reductions based on our 2009 guidance. We have been able to achieve this constructive trend by growing our revenues and keeping our expenses in check in a difficult environment.”

2008 Financial Results

For the full year ended December 31, 2008, the Company reported a loss before benefit for income taxes of $12.5 million, compared to a loss before benefit for income taxes and discontinued operations of $17.1 million, for the same period last year. The Company reported a net loss of $10.5 million, or $(0.29) per share, in 2008, compared to a net loss of $11.2 million, or $(0.31) per share, in 2007.

For the full year ended December 31, 2008, total revenue increased by $6.1 million, or 6.5%, to $98.9 million compared to $92.8 million one year ago. Total revenue from the three core business services segments (electronic payment processing, web hosting and small business finance) increased to $88.9 million, or 6.9%, in 2008 compared with $83.1 million in 2007. These three segments represented approximately 90% of total revenue in 2008 and 2007.

Adoption of Fair Value Accounting for Capco Segment

The Company adopted SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”) in connection with certain of the financial elements of the Capco segment, commencing January 1, 2008, which reduced the 2008 Capco related non-cash loss (income from tax credits less Capco note interest expense and amortization of prepaid insurance without giving effect to taxes) by approximately $7.6 million. At the time of adoption the Company recorded a one-time after-tax reduction to the Company’s retained earnings of approximately $14.3 million and a reduction of its deferred tax liability of approximately $9.6 million.

Outlook for 2009

The Company expects 2009 consolidated revenues to be between $95.3 million and $101.2 million. In 2009, it expects a loss before benefit for income taxes of between ($7.4) million and ($5.2) million. Annual guidance by segment for revenue, loss before benefit for income taxes, and EBITDA will be provided in the full year conference call presentation today Wednesday, March 18, 2009 at 4:15 p.m. ET and will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at www.newtekbusinessservices.com.

Cautionary Statement

2009 Guidance information contained in this press release is based on management’s current expectations. These statements are forward looking and actual results may differ materially. See “Note Regarding Forward Looking Statements” below.

Use of Non-GAAP Financial Measures

In evaluating its business, Newtek considers and uses EBITDA as a supplemental measure of its operating performance. The Company defines EBITDA as earnings before interest expense, taxes, depreciation and amortization. Newtek uses EBITDA as a supplemental measure to review and assess its operating performance. The Company also presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. Newtek compensates for these limitations by relying primarily on its GAAP results supplemented by EBITDA.

Full Year 2008 Conference Call and Webcast

A conference call to discuss these results will be hosted by Barry Sloane, Chairman and Chief Executive Officer, and Seth Cohen, Chief Financial Officer, today Wednesday, March 18, 2009 at 4:15 p.m. ET. The live conference call can be accessed by dialing (877) 681-3377 (domestic) or (719) 325-4832 (international).

A live audio webcast of the call and the corresponding presentation will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at www.newtekbusinessservices.com. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation. The telephone replay can be accessed by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international), and using the replay passcode 3397074. Both web-based and telephonic replays will be available for 90 days following the live presentation.

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek(tm) brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today's marketplace. Newtek provides one or more of its services to over 91,000 business accounts and has positioned the Newtek(tm) brand as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 26.8 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Newtek’s business service lines include:

•

Electronic Payment Processing: Electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•	Web Hosting: Full-service web host which offers shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	Business Lending: Broad array of lending products including SBA 7(a), conventional commercial real estate and SBA 504 loans, business lines of credit, and business credit cards.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

Note Regarding Forward Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management's current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit www.newtekbusinessservices.com.

Contact:

Newtek Business Services, Inc.

Barry Sloane

Chairman and CEO

212-356-9500

bsloane@newtekbusinessservices.com

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(In Thousands)

	2008	2007	2006
Operating revenues	$98,885	$92,835	$88,166

Operating expenses:
Electronic payment processing costs	51,109	45,240	33,782
Salaries and benefits	21,890	22,293	16,867
Interest	10,887	14,804	17,023
Depreciation and amortization	7,592	6,599	5,314
Insurance	464	3,427	3,385
Goodwill impairment	980	162	—
Provision for loan losses	2,530	840	405
Other general and administrative costs	16,494	16,989	15,034

Total operating expenses	111,946	110,354	91,810
Operating loss from continuing operations before fair value adjustment, minority interest, benefit for income taxes and discontinued operations	(13,061)	(17,519)	(3,644)

Net change in fair value of credits in lieu of cash and notes payable in credits in lieu of cash	(8)	—	—

Minority interest	556	415	435

Operating loss before benefit for income taxes and discontinued operations	(12,513)	(17,104)	(3,209)

Benefit for income taxes	2,050	6,375	581

Loss from continuing operations	(10,463)	(10,729)	(2,628)

Discontinued operations, net of taxes	—	(490)	508

Net loss	$(10,463)	$(11,219)	$(2,120)

Weighted average common shares outstanding:
Basic and diluted	35,738	35,817	34,875
Loss per share from continuing operations:
Basic and diluted	$(0.29)	$(0.30)	$(0.08)
(Loss) income per share from discontinued operations, net of taxes:

Basic and diluted	—	(0.01)	0.02

Basic and diluted loss per share	$(0.29)	$(0.31)	$(0.06)

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

(In Thousands, except for Per Share Data)

	2008	2007
ASSETS
Cash and cash equivalents	$16,852	$25,372
Restricted cash	8,366	12,948
Credits in lieu of cash	70,559	92,781
SBA loans held for investment (net of reserve for loan losses of $3,420 and $2,196, respectively)	26,912	27,895
Accounts receivable (net of allowance of $192 and $321, respectively)	5,175	3,957
SBA loans held for sale	6,133	360
Prepaid and structured insurance	—	14,738
Prepaid expenses and other assets (net of accumulated amortization of deferred financing costs of $2,122 and $1,593, respectively)	9,998	9,789
Servicing asset (net of accumulated amortization and allowances of $3,756 and $3,160, respectively)	2,282	2,718
Fixed assets (net of accumulated depreciation and amortization of $9,477 and $6,616, respectively)	5,062	5,433
Intangible assets (net of accumulated amortization of $12,113 and $8,653, respectively)	6,096	8,829
Goodwill	12,092	12,996

Total assets	$169,527	$217,816

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$9,344	$10,259
Notes payable	25,998	26,765
Deferred revenue	2,203	2,032
Notes payable in credits in lieu of cash	70,559	79,085
Deferred tax liability	5,344	17,880

Total liabilities	113,448	136,021

Minority interest	2,308	4,970

Commitments and contingencies
Shareholders’ equity
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—

Common stock (par value $0.02 per share; authorized 54,000 shares, issued and outstanding 36,667 and 36,081 not including 394 and 474 shares held in escrow and 0 and 473 held by an affiliate)	733	722
Additional paid-in capital	58,232	56,161
(Deficit) retained earnings	(4,545)	20,245
Treasury stock, at cost (1,026 and 217 shares, respectively)	(649)	(303)

Total shareholders’ equity	53,771	76,825

Total liabilities and shareholders’ equity	$169,527	$217,816